Registration No. 33-74332
                                                                Rule 424(b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 1994

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
          Series 1994F, Class A-1, A-2, A-3, M, A-4 and A-5 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
-----------------------------------------------------------------

         On March 30, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994F, Class A-1, A-2, A-3, M, A-4 and A-5 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $344,474,000. The Offered Certificates represented beneficial interests of approximately 97.09% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of March 1, 1994 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

         The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on pages S-50 and S-51 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                              PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                           (Dollars in Thousands)

                                       December 31, 2000          December 31, 1999            December 31, 1998
                                   ---------------------------  ---------------------------  -------------------------------
                                     Number of                     Number of                   Number of
                                     PrimeFirst    Principal       PrimeFirst    Principal     PrimeFirst       Principal
                                       Loans        Amount           Loans        Amount        Loans             Amount
                                   --------------  -----------  ---------------- ----------  -----------------  ------------
PrimeFirst Loans
  Outstanding...................         17,917   $6,750,058        11,223       $4,526,896         11,263       $4,408,862
                                   --------------  -----------  ---------------- ----------  -----------------  ------------
Delinquency Period
  30-59 Days....................            486   $  197,046           199       $   76,666            184       $   77,751
  60-89 Days....................             55       28,746            38           15,834             26            9,815
  90 Days or More*..............             20       13,294            15            8,300             34           23,664
                                         ------    ---------         ------      ----------            ---       -----------
     Total Delinquency..........            561     $239,086           252         $100,800            244       $  111,230
                                         ======    =========         ======      ==========            ===       ===========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.13%        3.54%          2.25%            2.23%           2.17%           2.52%

Loans in Foreclosure............            36      $ 24,910            36         $ 33,135              47       $   43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.20%        0.37%          0.32%            0.73%           0.42%            0.99%

---------------------------------
* Does not include loans subject to bankruptcy proceedings.



                                                      PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                           (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 2000     December 31, 1999     December 31, 1998
                                                       --------------------  -------------------   ------------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................            $5,638,477           $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                14,570               11,243               12,711
                                                          --------------        ----------------        -------------

Gross Charge-offs.................................            $      885           $    5,578            $   4,030
Recoveries........................................                     0                   16                    2
                                                              ----------           ----------            ---------
Net Charge-offs...................................            $      885           $    5,562            $   4,028
                                                              ==========           ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                  0.02%                0.12%               0.08%

         Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Margins in Loan Group 1", "Range of Cut-Off Principal Balances for Loan Group 2" and "Cut-Off Date Principal Balances for Loan Group 3" under the heading "The Mortgage Pool" on pages S-32, S-35, S-39 and S-43, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:



                                Range of Principal Balances for Loan Group 1 as of December 31, 2000

                                          Number of                                       % of Mortgage Pool
   Range of Principal Balances         Mortgage Loans          Principal Balance         by Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    3              $   114,532.44                        0.13%
$50,000-54,999.99                               1                   50,013.06                        0.06%
$55,000-59,999.99                               1                   58,311.78                        0.07%
$75,000-99,999.99                               6                  538,735.69                        0.62%
$100,000-149,999.99                            22                2,685,693.48                        3.10%
$150,000-199,999.99                            18                3,140,210.53                        3.62%
$200,000-249,999.99                            17                3,740,503.32                        4.31%
$250,000-299,999.99                            18                5,016,388.65                        5.79%
$300,000-349,999.99                            14                4,591,710.64                        5.30%
$350,000-399,999.99                            13                4,947,096.28                        5.71%
$400,000-449,999.99                             6                2,489,156.91                        2.87%
$450,000-499,999.99                             3                1,452,405.59                        1.68%
$500,000-549,999.99                             5                2,639,435.64                        3.04%
$550,000-599,999.99                             4                2,288,831.06                        2.64%
$600,000-649,999.99                             4                2,435,748.70                        2.81%
$650,000-699,999.99                             4                2,711,099.40                        3.13%
$700,000-749,999.99                             6                4,325,638.54                        4.99%
$750,000-799,999.99                             1                  765,000.00                        0.88%
$800,000-849,999.99                             3                2,473,072.29                        2.85%
$850,000-899,999.99                             3                2,621,769.66                        3.02%
$900,000-949,999.99                             1                  920,000.00                        1.06%
$950,000-999,999.99                             2                1,998,252.18                        2.31%
$1,000,000-1,099,999.99                         6                6,154,989.76                        7.10%
$1,100,000-1,199,999.99                         4                4,603,114.87                        5.31%
$1,200,000-1,299,999.99                         1                1,200,000.00                        1.38%
$1,300,000-1,399,999.99                         1                1,399,569.53                        1.61%
$1,400,000-1,499,999.99                         1                1,449,538.13                        1.67%
$1,600,000-1,699,999.99                         1                1,649,585.78                        1.90%
$1,700,000-1,799,999.99                         2                3,542,709.60                        4.09%
$1,900,000-1,999,999.99                         1                1,999,385.40                        2.31%
$2,000,000-2,099,999.99                         1                2,015,000.00                        2.32%
$2,100,000-2,199,999.99                         1                2,190,621.37                        2.53%
$2,500,000-2,599,999.99                         1                2,500,000.00                        2.88%
$2,900,000-2,999,999.99                         2                5,983,081.69                        6.90%
                                  ----------------------------------------------------------------------------------
             TOTALS                           177              $86,691,201.97                      100.00%
                                  ==================================================================================



                             Range of Margins in Loan Group 1 as of December 31, 2000

                                       Number of                                          % of Mortgage Pool by
         Margin (1)                  Mortgage Loans             Principal Balance           Principal Balance
--------------------------------------------------------------------------------------------------------------------
           -0.25                             1                    $ 2,190,621.37                    2.53%
           -0.125                            1                        765,000.00                    0.88%
            0.00                            12                      5,439,322.17                    6.27%
            0.25                             7                      1,153,649.60                    1.33%
            0.50                             7                        938,960.02                    1.08%
            0.88                             1                        595,831.08                    0.69%
            1.00                             1                      1,000,000.00                    1.15%
            1.25                             1                      1,199,119.89                    1.38%
            1.50                            23                     31,884,063.72                   36.78%
            1.625                           24                     16,357,956.29                   18.87%
            1.75                            44                     15,200,606.19                   17.53%
            1.75                             4                      1,480,089.22                    1.71%
            2.00                            26                      4,880,979.88                    5.63%
            2.25                             5                        875,687.60                    1.01%
            2.25                            20                      2,729,314.94                    3.15%
                              --------------------------------------------------------------------------------------
           TOTALS                          177                    $86,691,201.97                  100.00%
                              ======================================================================================

-------------------------
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 0.875%, but less than or equal to 2.500%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.



                                Range of Principal Balances in Loan Group 2 as of December 31, 2000

                                      Number of                                           % of Mortgage Pool
 Range of Principal Balances        Mortgage Loans             Principal Balance          by Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                9                     $    367,909.24                   2.46%
$55,000-59,999.99                           2                          113,926.30                   0.76%
$60,000-74,999.99                           6                          408,249.25                   2.72%
$75,000-99,999.99                           3                          268,567.82                   1.79%
$100,000-149,999.99                        10                        1,379,875.03                   9.21%
$150,000-199,999.99                        15                        2,614,283.55                  17.45%
$200,000-249,999.99                         6                        1,296,704.97                   8.65%
$250,000-299,999.99                         4                        1,083,512.95                   7.23%
$300,000-349,999.99                         1                          307,319.54                   2.05%
$350,000-399,999.99                         4                        1,528,240.81                  10.20%
$400,000-449,999.99                         1                          437,099.40                   2.92%
$450,000-499,999.99                         2                          931,587.82                   6.22%
$550,000-599,999.99                         1                          583,373.40                   3.89%
$650,000-699,999.99                         2                        1,348,818.39                   9.00%
$700,000-749,999.99                         1                          711,679.04                   4.75%
$750,000-799,999.99                         1                          768,965.41                   5.13%
$800,000-849,999.99                         1                          834,831.10                   5.57%
                              --------------------------------------------------------------------------------------
                                          69                     $14,984,944.02                  100.00%
                              ======================================================================================




                                Range of Principal Balances for Loan Group 3 as of December 31, 2000

                                       Number of                                             % of Mortgage Pool by
Range of Principal Balances          Mortgage Loans              Principal Balance            Principal Balance
---------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                3                    $    116,993.67                      0.70%
$55,000-59,999.99                           1                          56,702.83                      0.34%
$60,000-74,999.99                           3                         202,007.34                      1.20%
$75,000-99,999.99                           5                         443,577.85                      2.64%
$100,000-149,999.99                         8                         969,252.63                      5.78%
$150,000-199,999.99                        12                       2,133,320.75                     12.71%
$200,000-249,999.99                        14                       3,105,183.58                     18.51%
$250,000-299,999.99                         7                       1,908,910.59                     11.38%
$350,000-399,999.99                         4                       1,452,833.87                      8.66%
$450,000-499,999.99                         2                         963,303.14                      5.74%
$500,000-549,999.99                         1                         504,833.43                      3.01%
$600,000-649,999.99                         1                         635,366.24                      3.79%
$650,000-699,999.99                         2                       1,344,761.16                      8.01%
$900,000-949,999.99                         1                         920,821.66                      5.49%
$1,000,000-1,099,999.99                     2                       2,020,368.30                     12.04%
                              ---------------------------------------------------------------------------------------
                                           66                     $16,778,237.04                    100.00%
                              =======================================================================================


                             --------------------

                The date of this Supplement is March 30, 2001.